As filed with the Securities and Exchange Commission on January 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	238150	47-5423944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Croxall

Chief Executive Officer

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(800) 674-3612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100	Gregory Sichenzia, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒    Registration No. 333-249833

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common stock, par value $0.0001 per share(2)	$3,740,005	$408.03
Total	$3,740,005	$408.03

(1)	Represents only the additional number of shares of common stock being registered, and includes 622,500 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-249833).
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $18,700,026 on the Registration Statement on Form S-1, as amended (Registration No. 333-249833), which was declared effective by the Securities and Exchange Commission on January 25, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $3,740,005 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Crown Electrokinetics Corp., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (Registration No. 333-249833) (the “Prior Registration Statement”), which the Commission declared effective on January 25, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing by $3,740,005 the proposed maximum aggregate offering price of shares its common stock, par value $0.0001 per share, to be registered for sale, $2,801,250 of which may be sold upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Pryor Cashman LLP as to the validity of securities being offered.

23.1	Consent of Marcum LLP.

23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (incorporated by reference to page II-4 of the Registration Statement on Form S-1 (Registration No. 333-249833) filed on November 3, 2020).

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 25, 2021.

CROWN ELECTROKINETICS CORP.

By:	/s/ Douglas Croxall
	Name:	Douglas Croxall
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas Croxall	Dated: January 25, 2021
Name: Douglas Croxall Title: Chief Executive Officer (Principal Executive Officer)

/s/ Phil Anderson	Dated: January 25, 2021
Name: Phil Anderson Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	Dated: January 25, 2021
Name: Dr. DJ Nag
Title: Director

/s/ Edward Kovalik	Dated: January 25, 2021
Name: Edward Kovalik
Title: Director

/s/ John Marchese	Dated: January 25, 2021
Name: John Marchese
Title: Director

/s/ Christopher Smith	Dated: January 25, 2021
Name: Christopher Smith
Title: Director

*	Pursuant to power of attorney

By:	/s/ Douglas Croxall
Douglas Croxall
Attorney-in-Fact